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Synovus Financial Corp.

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On March 19, 2009, Syn0vus issued the following internal communication to all Synovus employees:
Email from Corporate Communications Box
Response to Recent Article About CEO Pay
You may have seen or heard about a recent article in an Atlanta newspaper regarding Richard Anthony’s total compensation for 2008. This article was based on numbers filed in our annual report Proxy Statement as required by the Securities and Exchange Commission (SEC) to fully disclose the financials of publicly traded companies to its shareholders.
Unfortunately, the article focused on total compensation versus realized, “take home” pay. The total compensation takes into account any awards of stock, stock options and grants, even if they have little to no value. The slant of the article has certainly created confusion and grossly misrepresents Richard’s actual pay for the past year, which, in reality, declined 61% from 2007.
A committee, made up of three independent Directors from the Synovus Board, actually sets the compensation levels for top executives. Our company’s compensation philosophy has always been based on the strong belief that a company’s performance should be the driver of the compensation levels of its executives. As a result of this philosophy, in 2007 and 2008, no regular base salary increases or cash bonuses were awarded to our executive leadership team; and, in January 2009, management did not accept equity awards through our long term incentive plan. In fact, a large part of Synovus’ executive compensation for many years has been comprised of stock options, which, by design, are intended to reward leaders for stock appreciation, but offer decreased or no reward when there is a decline in our stock’s performance. This approach has certainly proven effective during this time.
The picture of compensation can be difficult to decipher in the SEC-required tables included in our proxy materials, but please take a moment to review the attached Fact Sheet. This information will shed additional light on the make-up of total compensation for executives and includes a table that shows a comparison of CEO “take home” compensation for the past three years. This table, which intentionally does not include components like the “under water” stock option awards and grants reflected in the total compensation table, shows the significant decrease in Richard’s realized compensation from 2007 to 2008. This decrease is appropriate during this difficult economic cycle and coincides with the decline in our company’s ability to deliver the kind of return on investment shareholders have historically enjoyed and the kinds of rewards our team members deserve.
It can be discouraging to see continued declines in our financial performance and hear news about dividend cuts and other difficult, but necessary, steps we are taking to strengthen our balance sheet; but now, more than ever, we must keep pressing forward until we once again enjoy better days. As a company, we are successfully working together to aggressively manage credit issues, streamline more functions to create efficiencies and simplify where it makes sense, all to preserve valuable capital, further strengthen our liquidity position and enable us to return to a level of profitability faster than our peers.
Thank you for your dedication to returning Synovus to its historical levels of success. Be assured executives in this company have the best interest of our shareholders, customers and team members in mind as we make decisions that impact all of our futures. We will only compensate executives of this company in a manner that aligns with our performance. Let’s remain focused on moving through this challenging time so we emerge from it a stronger company than when we entered.

Explanation of Executive Compensation
This is a summary of the more detailed explanation of compensation found in our Proxy Statement.
2008 was one of the most challenging years Synovus has faced. Because of the economic crisis in the U.S., which accelerated during the third and fourth quarters of the year, Synovus’ earnings declined from the prior year, and our stock price fell precipitously.
Compensation Philosophy and Governance
Synovus has established a compensation program for executives that is competitive, performance-oriented and designed to support our strategic goals (see page 23 of our Proxy Statement for details). Synovus’ pay practices are conservative, aligned with our shareholder’s best interest, and benchmarked against a group of competitive banks based on asset size. Executive compensation is managed by a board committee comprised of three independent directors.
Total 2008 Compensation
Synovus’ financial performance for 2008 is reflected in our total compensation for executives (see additional details on page 21 of our Proxy Statement). For example:
o	For the second year in a row, we paid no cash bonuses to named executive officers.

o	Long-term incentive opportunities that were earned during 2008 based on 2005-2007 performance were at one-half of market levels.

o	Long-term incentive opportunities that were earned based on 2006-2008 performance, and would normally have been paid in early 2009, have been postponed indefinitely.

o	Because our long-term incentive program is denominated entirely in equity vehicles, it has reflected the decline in our stock price.
•	Outstanding stock options have a current value of zero and will have no value until stock prices return to their former levels.

•	Unvested restricted stock has declined in value along with the declines in our stock price.
o	Because of our stock ownership guidelines and “hold until retirement” requirements, executives hold a significant amount of Synovus stock, which has declined in value the same as shareholders’ stock.
The change reflected in 2008 base compensation for Richard Anthony, Fred Green and Elizabeth “Lee Lee” James was a one-time increase equal to the amount of Board of Director fees foregone by each executive as a result of the decision to eliminate the payment of cash director fees to each of these named executives. The change had a net effect of zero to their total compensation for 2008 as the amount was simply moved out of the “All Other Compensation” column and added to the “Base Salary” column. This change is described under “Board Fees” on page 25 of the Proxy statement.
CEO Compensation
Realized compensation for Richard Anthony, outlined in the new “Table of Realized Compensation” on page 33 of the Proxy Statement and provided below, was $1.3 million in 2008, compared to $3.4 million the previous year. This is actual “take-home” compensation, which is comprised primarily of base compensation, proceeds from the exercising of vested options awarded prior to 2005 and value realized on the vesting of restricted stock awards granted prior to 2008.

The total compensation amount of $2.7 million reflected in the Summary Compensation Table on page 35 in the Proxy Statement includes components of restricted stock and options granted based on prior years’ performance and the one-time TSYS Spin-Off grant outlined below. Approximately $400,000 of the $900,000 stock option expense for 2008 outlined in the Table was attributed to the one-time Spin-Off Grant. Without the one-time Spin-Off grant, the table would have actually shown a decrease in Richard Anthony’s total compensation for the year.
Table of Realized Compensation
The following table reflects the components of the compensation realized by Richard E. Anthony for 2006-2008:

				Value Realized on
		Non-Equity		Vesting of
		Incentive	Value Realized on	Restricted Stock
	Base	Plan	Exercise of Options	Awards During	All Other
Year	Pay	Compensation	During Year(1)	Year(2)	Compensation(3)	Total
2008	$928,200	$0	$84,314	$199,748	$86,661	$1,298,923
2007	869,000	0	1,352,986	759,003	369,963	3,350,952
2006	819,000	1,433,250	4,025	361,324	447,929	3,065,528

1)	Reflects the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

2)	Reflects the fair market value of the underlying shares as of the vesting date.

3)	The components of All Other Compensation for each named executive officer are set forth in the footnotes to the Summary Compensation Table.
TSYS Spin-off One-Time Option Grant
A high point during 2008 was the completed spin-off of Total System Services, Inc. (the “Spin-Off”), discussed further in the “Certain Relationships and Related Transactions” section on page 41 of our Proxy Statement. In recognition of that event, on January 22, 2008, our named executive officers received a one-time stock option grant as described on page 27 of the Proxy Statement. Those options have no current value and will have value only when our stock price returns to $13.18, the options’ grant prices.
TARP and ARRA Requirements
Our executive compensation program complies with the requirements of TARP and will comply with the requirements of ARRA when regulations are issued (see page 30 of our Proxy Statement).

On March 19, 2009, Synovus Financial Corp. (“Synovus”) posted the following letter to shareholders on the website containing materials for Synovus’ 2009 Annual Meeting of Shareholders at www.synovus.com/2009annualmeeting:
An Open Letter to Synovus Shareholders Regarding Executive Compensation
I am writing to you today to address a very important issue: executive compensation at Synovus. Like so many shareholders in this difficult environment, you are asking for new levels of accountability, restraint and responsibility from executives. At Synovus, we agree.
Pay for executives and team members at financial services companies like Synovus have been in the news recently, including a brief article that recently posted in an Atlanta paper about CEO Richard Anthony’s 2008 total compensation.
Mr. Anthony incurred a 61% decrease in his actual realized 2008 compensation rather than a 17% increase as headlined in the recent media article. The “17% compensation increase in 2008” headline was based solely on the Summary Compensation Table on page 35 in our proxy statement, which shows 2008 executive compensation for our named executive officers calculated as required by SEC rules. However, the Summary Compensation Table does not by itself provide a complete picture and must be read in connection with the entire Compensation Discussion and Analysis section of our proxy statement. In particular, the Summary Compensation Table includes amounts that were not actually realized by our executive officers in 2008.
The Table of Realized Compensation set forth on page 33 of the proxy statement shows Mr. Anthony’s realized compensation for 2008 as $1,298,923, which is a 61% reduction from his realized compensation for 2007. As the SEC requires, the totals shown in the Summary Compensation Table represent the 2008 accounting expense of prior awards granted to Mr. Anthony, including awards made between January of 2005 and January of 2008. This expense bears no relationship to the actual “take home” pay Mr. Anthony received in 2008.
I would like to draw your attention to a few additional points that are discussed in more detail in the proxy statement and the attached summary:
•	Base Pay — the named executive officers have not received an increase in regular base pay in the last 26 months. The increase shown under “base salary” in the proxy statement is a result of a shift of directors’ fees for our three management directors.

•	Cash Bonus — none of the named executive officers received a cash bonus for 2007 or 2008 performance.

•	Equity Award — the named executive officers did not receive a stock option or restricted stock award that was earned for 2006-2008 performance.

•	Spin-Off Grant — stock options were awarded to Mr. Anthony in January of 2008 in connection to the Spin-off of Total System Services, Inc. in December of 2007. These options are included in the Summary Compensation Table, but will have no value to Mr. Anthony until our stock price exceeds $13.18 per share.
Our Board of Directors, including the Compensation Committee made up entirely of independent directors, and executive team believe very strongly that our compensation program is competitive, performance-oriented and designed to support our strategic goals. Our compensation philosophy and all of the elements of our company’s compensation programs for executive officers are described in the “Compensation Discussion and Analysis” section of our 2009 proxy statement. The key points of this section are summarized on the attached Explanation of Executive Compensation. The actions taken by the Compensation Committee show a significant reduction in realized compensation for 2008 by the named executive officers, which is appropriate in light of the difficult economic times and the company’s performance during these times. In other words, our comprehensive approach to compensation described in the proxy statement did, in fact, work as it should have.
Thank you for your interest in our company and its Board governance and compensation practices.
Sincerely,

Samuel F. Hatcher
General Counsel and Corporate Secretary

Explanation of Executive Compensation
This is a summary of the more detailed explanation of compensation found in our Proxy Statement.
2008 was one of the most challenging years Synovus has faced. Because of the economic crisis in the U.S., which accelerated during the third and fourth quarters of the year, Synovus’ earnings declined from the prior year, and our stock price fell precipitously.
Compensation Philosophy and Governance
Synovus has established a compensation program for executives that is competitive, performance-oriented and designed to support our strategic goals (see page 23 of our Proxy Statement for details). Synovus’ pay practices are conservative, aligned with our shareholder’s best interest, and benchmarked against a group of competitive banks based on asset size. Executive compensation is managed by a board committee comprised of three independent directors.
Total 2008 Compensation
Synovus’ financial performance for 2008 is reflected in our total compensation for executives (see additional details on page 21 of our Proxy Statement). For example:
o	For the second year in a row, we paid no cash bonuses to named executive officers.

o	Long-term incentive opportunities that were earned during 2008 based on 2005-2007 performance were at one-half of market levels.

o	Long-term incentive opportunities that were earned based on 2006-2008 performance, and would normally have been paid in early 2009, have been postponed indefinitely.

o	Because our long-term incentive program is denominated entirely in equity vehicles, it has reflected the decline in our stock price.
•	Outstanding stock options have a current value of zero and will have no value until stock prices return to their former levels.

•	Unvested restricted stock has declined in value along with the declines in our stock price.
o	Because of our stock ownership guidelines and “hold until retirement” requirements, executives hold a significant amount of Synovus stock, which has declined in value the same as shareholders’ stock.
The change reflected in 2008 base compensation for Richard Anthony, Fred Green and Elizabeth “Lee Lee” James was a one-time increase equal to the amount of Board of Director fees foregone by each executive as a result of the decision to eliminate the payment of cash director fees to each of these named executives. The change had a net effect of zero to their total compensation for 2008 as the amount was simply moved out of the “All Other Compensation” column and added to the “Base Salary” column. This change is described under “Board Fees” on page 25 of the Proxy statement.
CEO Compensation
Realized compensation for Richard Anthony, outlined in the new “Table of Realized Compensation” on page 33 of the Proxy Statement and provided below, was $1.3 million in 2008, compared to $3.4 million the previous year. This is actual “take-home” compensation, which is comprised primarily of base compensation, proceeds from the exercising of vested options awarded prior to 2005 and value realized on the vesting of restricted stock awards granted prior to 2008.

The total compensation amount of $2.7 million reflected in the Summary Compensation Table on page 35 in the Proxy Statement includes components of restricted stock and options granted based on prior years’ performance and the one-time TSYS Spin-Off grant outlined below. Approximately $400,000 of the $900,000 stock option expense for 2008 outlined in the Table was attributed to the one-time Spin-Off Grant. Without the one-time Spin-Off grant, the table would have actually shown a decrease in Richard Anthony’s total compensation for the year.
Table of Realized Compensation
The following table reflects the components of the compensation realized by Richard E. Anthony for 2006-2008:

				Value Realized on
		Non-Equity		Vesting of
		Incentive	Value Realized on	Restricted Stock
	Base	Plan	Exercise of Options	Awards During	All Other
Year	Pay	Compensation	During Year(1)	Year(2)	Compensation(3)	Total
						Total

2008	$928,200	$0	$84,314	$199,748	$86,661	$1,298,923
2007	869,000	0	1,352,986	759,003	369,963	3,350,952
2006	819,000	1,433,250	4,025	361,324	447,929	3,065,528

1)	Reflects the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

2)	Reflects the fair market value of the underlying shares as of the vesting date.

3)	The components of All Other Compensation for each named executive officer are set forth in the footnotes to the Summary Compensation Table.
TSYS Spin-off One-Time Option Grant
A high point during 2008 was the completed spin-off of Total System Services, Inc. (the “Spin-Off”), discussed further in the “Certain Relationships and Related Transactions” section on page 41 of our Proxy Statement. In recognition of that event, on January 22, 2008, our named executive officers received a one-time stock option grant as described on page 27 of the Proxy Statement. Those options have no current value and will have value only when our stock price returns to $13.18, the options’ grant prices.
TARP and ARRA Requirements
Our executive compensation program complies with the requirements of TARP and will comply with the requirements of ARRA when regulations are issued (see page 30 of our Proxy Statement).